UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2024

SILGAN HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-41459	06-1269834
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4 Landmark Square
Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

(203) 975-7110

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SLGN	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2024, Silgan Holdings Inc. (“we,” “us” or “our”) and certain of our wholly owned subsidiaries entered into a Fifth Amendment to Amended and Restated Credit Agreement with the Lenders (as defined therein) and Wells Fargo Bank, National Association, as Administrative Agent (the “Fifth Amendment”). The Fifth Amendment amends our existing amended and restated credit agreement, dated as of March 24, 2017, as amended by the First Amendment thereto (the “First Amendment”) dated as of May 30, 2018, the Second Amendment thereto (the “Second Amendment”) dated as of February 1, 2021, the Third Amendment thereto (the “Third Amendment”) dated as of November 9, 2021 and the Fourth Amendment thereto (the “Fourth Amendment”) dated as of June 22, 2023 (as so amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Existing Credit Agreement”). The Existing Credit Agreement, as amended by the Fifth Amendment, is referred to below as the “Credit Agreement.”

Pursuant to the Fifth Amendment, all outstanding revolving loans and term loans under the Existing Credit Agreement remained outstanding under the Credit Agreement (except for certain revolving loans that were repaid as described below), and the maturity dates for revolving loans and term loans under the Credit Agreement were each extended by approximately three years. The maturity date for revolving loans and the date until which revolving loans generally may be borrowed, repaid or reborrowed from time to time was extended by the Fifth Amendment to November 4, 2029 from November 9, 2026. The Fifth Amendment also extended the maturity date of the term loans to November 4, 2030 from November 9, 2027 and provides that the term loans are payable in installments as follows (expressed as a percentage of the principal amount of the term loans outstanding on the effective date of the Fifth Amendment), with the remaining outstanding principal amounts to be repaid on the maturity date of the term loans:

Repayment Date	Percentage
December 31, 2025	1.0%
December 31, 2026	5.0%
December 31, 2027	10.0%
December 31, 2028	10.0%
December 31, 2029	10.0%

The Fifth Amendment removed the springing maturity provisions from the Existing Credit Agreement, which had provided that all loans under the Existing Credit Agreement would mature 91 days prior to the maturity dates of our 3 1⁄4% Senior Notes due 2025 and our 1.4% Senior Secured Notes due 2026 unless such notes were refinanced or repaid prior thereto.

The Fifth Amendment also increased the aggregate amount of Euro term loans under the Credit Agreement from €700 million to €900 million, with the additional €200 million of Euro term loans being used (i) to repay €168 million of revolving loans under the Credit Agreement that were used to fund a portion of the purchase price for our acquisition of Weener Plastics Holding B.V. in October 2024, (ii) to pay fees, expenses and costs associated with the Fifth Amendment, and (iii) for other general corporate purposes.

Additionally, the Fifth Amendment improved the interest rate margin grid for term loans under the Credit Agreement, increased the uncommitted multi-currency incremental loan facility under the Credit Agreement from $1.25 billion to $1.5 billion, and released certain of our subsidiaries in the Netherlands from certain obligations under the Dutch guarantee and pledge agreement entered into in connection with the Credit Agreement.

In addition, the Fifth Amendment includes other changes to the Existing Credit Agreement, including to certain covenants to provide us with additional flexibility to pursue our strategic initiatives.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fifth Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Section 8—Other Events

Item 8.01 Other Events.

On November 4, 2024, we issued a press release announcing the completion of the Fifth Amendment. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Fifth Amendment to Amended and Restated Credit Agreement, dated as of November 4, 2024, among Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan International Holdings B.V., Silgan Dispensing Systems Holdings Company, the other Guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.*

99.1	Press Release dated November 4, 2024 announcing the completion of an amendment to our senior secured credit facility.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

*	Certain annexes to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Frank W. Hogan, III
Executive Vice President, General Counsel and Secretary

Date: November 8, 2024

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